Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KKR MAGNOLIA HOLDINGS LLC

SWEETBAY MERGER SUB LLC

and

THE GLOBAL ATLANTIC FINANCIAL GROUP LLC

Dated as of November 28, 2023

i

ii

EXHIBITS

Exhibit A           Company Required Consent

Exhibit B           Form of Statutory Merger Agreement

Exhibit C            Book Value Calculation Method

DISCLOSURE LETTERS

Company Disclosure Letter

Parent Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of November 28, 2023, is by and among The Global Atlantic Financial Group LLC, a Bermuda exempted limited liability company (the “Company”), Sweetbay Merger Sub LLC, a Bermuda exempted limited liability company (“Merger Sub”), and KKR Magnolia Holdings LLC, a Cayman Islands exempted limited liability company (“Parent”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 3.5 of the Company Operating Agreement (as defined below), the Special Transaction Review Committee of the Board of Managers of the Company (the “Special Transaction Review Committee”) is responsible for reviewing and approving any transaction between any member of the KKR Group (as defined in the Company Operating Agreement) (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, including the business combination transaction provided for herein;

WHEREAS, the Special Transaction Review Committee and the board of managers of each of Merger Sub and Parent have each approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, Parent, as the sole shareholder of Merger Sub, shall approve this Agreement immediately following the execution of this Agreement;

WHEREAS, promptly following the execution and delivery of this Agreement, Parent will execute and deliver to the Company a copy of an irrevocable written consent of Parent substantially in the form attached hereto as Exhibit A (the “Company Required Consent”) pursuant to which Parent, as the sole holder of the Company Voting Shares, will approve the adoption of this Agreement and the Statutory Merger Agreement by the Company and any other actions contemplated hereby and thereby in lieu of a resolution passed by the holders of the Company Voting Shares at a general shareholders’ meeting of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, KKR Group Partnership L.P. (“KKR”) has committed to provide or cause to be provided to Parent the equity financing necessary to fund the Aggregate Merger Consideration and certain additional amounts pursuant to the Equity Commitment Letter (as defined herein); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01      Defined Terms.

“Additional BVU Amount” shall have the meaning set forth in Section 2.10(g)(ii)(C).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Merger Consideration” shall mean an amount equal to the sum of (i) the Final Aggregate Non-Voting Share Merger Consideration, (ii) the Final BVU Value and (iii) the Final Aggregate Incentive Share Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable SAP” shall mean, with respect to any Insurance Subsidiary, the applicable statutory accounting principles (or local equivalent in the applicable jurisdiction) prescribed or permitted by the applicable insurance Governmental Authority under the Insurance Laws of such Insurance Subsidiary’s domiciliary jurisdiction.

“Appraisal Withdrawal” shall have the meaning set forth in Section 3.06(b).

“Appraised Fair Value” shall have the meaning set forth in Section 3.06(a).

“Approval” shall have the meaning set forth in Section 4.05(b).

“Beneficial Owner” shall mean, with respect to a Security, any Person who, directly or indirectly, through any Contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such Security, (b) the power to dispose of, or to direct the disposition of, such Security or (c) the right to profit or share in any profit derived from a transaction in such Security.

“Bermuda Companies Act” shall mean the Limited Liability Company Act 2016 of Bermuda (as amended).

“Book Value” shall mean an amount equal to the “adjusted shareholders’ equity” of the Company as of the Measurement Time (calculated in accordance with the Book Value Calculation Method).

“Book Value Calculation Method” shall mean the calculation method set forth in Exhibit C.

“BVU Value Holdback Amount” shall have the meaning set forth in Section 2.08(e)(i).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Bermuda are authorized or obligated by Law or executive order to be closed.

“Cancelled BVU Portion” shall have the meaning set forth in Section 2.08(e)(i).

“Cash-Out Incentive Shares” shall have the meaning set forth in Section 2.08(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.02.

“Change” shall mean a change, circumstance, condition, event, effect, development or state of facts.

“Closing” shall have the meaning set forth in Section 2.06.

“Closing Book Value” shall have the meaning set forth in Section 2.10(e).

“Closing Date” shall have the meaning set forth in Section 2.06.

“Closing Statement” shall have the meaning set forth in Section 2.10(b).

“Company” shall have the meaning set forth in the Preamble.

“Company BVU Awards” shall mean the cash payment rights granted under the Company BVU Plan.

“Company BVU Plan” shall mean the Amended and Restated Global Atlantic Financial Company Book Value Award Plan.

“Company BVU Upward Adjustment Amount” shall have the meaning set forth in Section 2.10(g)(i)(B).

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 4.01, Section 4.02(a), the first sentence of Section 4.02(b), Section 4.03(a), Section 4.03(b), and Section 4.04.

“Company Non-Voting Shares” shall mean such class of Company Shares designated as “Non-Voting Shares” of the Company and having the rights and obligations specified with respect thereto pursuant to the Company Operating Agreement.

“Company Operating Agreement” shall mean that certain Seventh Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 31, 2022, by and among the Company and the other signatories thereto, as amended, restated or supplemented from time to time in accordance with its terms.

“Company Required Consent” shall have the meaning set forth in the Recitals.

“Company Shareholders” shall mean all of the holders of Company Shares.

“Company Shares” shall mean, together, the Company Voting Shares and the Company Non-Voting Shares.

“Company Stakeholders” shall mean Company Shareholders, the holder of the Incentive Share and the holders of Company BVU Awards.

“Company Voting Shares” shall mean such class of Company Shares designated as “Voting Shares” of the Company and having the rights and obligations specified with respect thereto pursuant to the Company Operating Agreement.

“Constituent Documents” shall mean, with respect to any entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Contagion Event” shall mean the outbreak or spread, or threat of outbreak or spread, of contagious disease, epidemic or pandemic (including COVID-19).

“Contract” shall mean any legally binding written contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement.

“Contribution Amount” has the meaning set forth in Section 2.12.

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Disclosed Conditions” shall have the meaning set forth in Section 5.06(e).

“Dispute Notice” shall have the meaning set forth in Section 2.10(c).

“Disputed Item” shall have the meaning set forth in Section 2.10(c).

“Dissenting Shares” shall mean any Company Shares and Incentive Share held by a holder who (a) did not vote in favor of the Merger, (b) complied with all provisions of the Bermuda Companies Act concerning the right of such holder to require appraisal of the fair value of their Company Shares or Incentive Share, as applicable, pursuant to the Bermuda Companies Act, (c) perfected such right to appraisal and (d) did not deliver an Appraisal Withdrawal.

“Effective Time” shall have the meaning set forth in Section 2.02.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.06(a).

“Equity Financing” shall have the meaning set forth in Section 5.06(a).

“Escrow Agent” shall mean Computershare Trust Company, N.A. or, if Computershare Trust Company, N.A. is unable to serve as Escrow Agent, such other financial institution as is reasonably acceptable to each of Parent and the Company.

“Escrow Amount” shall mean an amount equal to $150,000,000.

“Estimated Aggregate Cash Merger Consideration” shall mean an amount equal to the sum of (i) the Estimated Aggregate Incentive Share Cash Merger Consideration and (ii) the Estimated Aggregate Non-Voting Share Cash Merger Consideration.

“Estimated Aggregate Incentive Share Cash Merger Consideration” shall mean the product of (i) the Estimated Aggregate Incentive Share Merger Consideration and (ii) the percentage of the Incentive Share that constitutes Cash-Out Incentive Shares.

“Estimated Aggregate Incentive Share Merger Consideration” shall mean the sum of (i) the “AUM Profit Share Amount”, (ii) the “Initial Measurement Date Book Value Amount” and (iii) the “Market Value Per Share Amount”, in each case, as defined in Annex A of the Company Operating Agreement and as calculated by deeming Measurement Time under this Agreement to be the “Initial Measurement Date” under Annex A of the Company Operating Agreement.

“Estimated Aggregate Non-Voting Share Cash Merger Consideration” shall mean an amount equal to the Estimated Aggregate Non-Voting Share Merger Consideration minus the product of (x) the aggregate number of Rollover Company Shares multiplied by (y) the Estimated Per Share Book Value.

“Estimated Aggregate Non-Voting Share Merger Consideration” shall mean an amount equal to the product of (i) Estimated Per Share Book Value multiplied by (ii) the number of Company Non-Voting Shares issued and outstanding as of immediately prior to the Effective Time.

“Estimated Book Value” shall have the meaning set forth in Section 2.10(a).

“Estimated BVU Value” shall have the meaning set forth in Section 2.08(e)(i).

“Estimated Per Share Book Value” shall mean the quotient obtained by dividing (i) the Estimated Book Value by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.10(a).

“Exchange Fund” shall have the meaning set forth in Section 3.01(a).

“Exchange Ratio” shall mean the average closing price on the New York Stock Exchange of a share of common stock, par value $0.01 per share, of KKR & Co. Inc. during the ten (10) trading day period beginning on and including November 21, 2023.

“Excluded Shares” shall have the meaning set forth in Section 2.08(d).

“Filing” shall have the meaning set forth in Section 4.05(b).

“Final Aggregate Cash Merger Consideration” shall mean an amount equal to the sum of (i) the Final Aggregate Incentive Share Cash Merger Consideration and (ii) the Final Aggregate Non-Voting Share Cash Merger Consideration.

“Final Aggregate Incentive Share Cash Merger Consideration” shall mean an amount equal to the product of (i) the Final Aggregate Incentive Share Merger Consideration and (ii) the percentage of the Incentive Share that constitutes Cash-Out Incentive Shares.

“Final Aggregate Incentive Share Merger Consideration” shall mean the sum of (i) the “AUM Profit Share Amount”, (ii) the “Initial Measurement Date Book Value Amount” and (iii) the “Market Value Per Share Amount”, in each case, as defined in Annex A of the Company Operating Agreement and as calculated by deeming Measurement Time under this Agreement to be the “Initial Measurement Date” under Annex A of the Company Operating Agreement as finally determined pursuant to Section 2.10.

“Final Aggregate Non-Voting Share Cash Merger Consideration” shall mean an amount equal to (x) the product of (i) Per Share Book Value multiplied by (ii) the number of Company Non-Voting Shares issued and outstanding immediately prior to the Effective Time, minus (y) the product of (a) the aggregate number of Rollover Company Shares multiplied by (b) the Per Share Book Value.

“Final Aggregate Non-Voting Share Merger Consideration” shall mean an amount equal to the product of (i) Per Share Book Value multiplied by (ii) the number of Company Non-Voting Shares issued and outstanding as of immediately prior to the Effective Time.

“Final BVU Value” shall have the meaning set forth in Section 2.10(g)(i)(B).

“Final Closing Statement” shall have the meaning set forth in Section 2.10(e).

“Financial Advisor” shall have the meaning set forth in Section 4.09.

“GAAP” shall mean United States generally accepted accounting principles.

“GAMC” shall have the meaning set forth in Section 6.09.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Incentive Share” shall mean the Incentive Share (as such term is defined in the Company Operating Agreement).

“Indebtedness” shall mean, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or Securities, (c) obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) obligations under conditional sale or other title retention Contracts relating to any property purchased, (e) obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) obligations under capital leases, (g) reimbursement, payment or similar obligations under letters of credit and (h) all guarantees and Contracts with respect to any of the liabilities described in the foregoing clauses (a) through (g), other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” will not include (i) obligations under operating leases or real property leases, (ii) undrawn letters of credit or (iii) intercompany indebtedness, obligations or liabilities between or among the Company and any of its direct or indirect Subsidiaries.

“Indemnified Parties” shall have the meaning set forth in Section 6.05(a).

“Independent Accounting Firm” shall mean Ernst & Young LLP, or if Ernst & Young LLP is unwilling or unable to serve in such role, another “big four” accounting firm as mutually agreed by the parties.

“Independent Distributor” shall mean the brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce, sell, solicit or negotiate any Insurance Contracts, or any successors thereto, that are not employees or Affiliates of the Company.

“Initial Amount” shall have the meaning set forth in Section 2.08(e)(i)(b).

“Insurance Contract” shall mean any insurance policy or Contract, or any annuity Contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued, reinsured or assumed by any Insurance Subsidiary prior to the Closing; provided, that “Insurance Contracts” shall not include any reinsurance Contract or treaty.

“Insurance Law” shall mean all Laws applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable Orders of Governmental Authorities, including Laws relating to the underwriting, pricing, sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments).

“Insurance Subsidiary” shall mean each Subsidiary of the Company that conducts the business of insurance or reinsurance.

“Investment Assets” shall mean the investment assets owned beneficially or of record by the Company or any of its Insurance Subsidiaries.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“KKR” shall have the meaning set forth in the Recitals.

“KKR RSU” shall mean a restricted stock unit granted under the Amended and Restated KKR & Co. Inc. 2019 Equity Incentive Plan.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of the Persons specified in Section 1.01 of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of its officers and directors.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational or other rule, regulation, statute, Order, ordinance, constitution, treaty, administrative interpretation, directive or code promulgated by any Governmental Authority, including any binding case law.

“Letter of Transmittal” shall have the meaning set forth in Section 3.02.

“Lien” shall mean any mortgage, claim, pledge, hypothecation, encumbrance, lien (statutory or other), servitude, easement, right of way or other charge or security interest of any kind or nature whatsoever.

“Litigation” shall mean any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity; provided, that “Litigation” shall not include any ordinary course examinations or market conduct examinations by Governmental Authorities.

“Material Adverse Effect” shall mean any Change that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company to consummate the Merger; provided, that, solely for purposes of clause (a), none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States, Bermuda or any foreign jurisdiction, (iii) any Change generally affecting the industries in which the Company or any of its Subsidiaries operates, (iv) any Contagion Event or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in connection therewith, or any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any Change in national or international political conditions, including acts of war, riots, political protests, sabotage or terrorism, or any escalation or worsening of any such acts of war, riots, political protests, sabotage or terrorism occurring after the date of this Agreement, (vi) any Change occurring after the date of this Agreement in applicable Law, GAAP or Applicable SAP, (vii) the execution and delivery of this Agreement or the public announcement, pendency or performance of the transactions contemplated hereunder, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, cedents, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities or reinsurance providers (provided that no effect shall be given to this clause (vii) for purposes of any representation or warranty in Article IV which expressly addresses the effect of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement), (viii) any communication by KKR, Parent, Merger Sub or any of their respective Affiliates or Representatives regarding plans or intentions with respect to modifications in the employment or business relationship between the Company or any of its Subsidiaries and their respective employees, Independent Distributors, suppliers, reinsurers, third-party administrators or asset managers following the Closing, (ix) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement, (x) any failure of the Company or any of its Subsidiaries to take an action prohibited by the terms of this Agreement, or (xi) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the facts or circumstances underlying or giving rise to such failure), except, with respect to the foregoing clauses (i) through (vi), to the extent that the effects of any such matter are disproportionally adverse to the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, in any material respect as compared to other life insurance and annuity companies operating in the United States with a meaningful portion of its business off-shore.

“Maximum Premium” shall have the meaning set forth in Section 6.05(b).

“Measurement Time” shall mean 11:59:00 p.m. (New York City time) on the last day of the fiscal quarter that is immediately preceding such Closing Date.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Application” shall have the meaning set forth in Section 2.02.

“Non-Voting Share Per Share Escrow Amount” shall have the meaning set forth in Section 2.08(b).

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, entered by or with any Governmental Authority.

“Outside Termination Date” shall have the meaning set forth in Section 8.01(c).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Fundamental Representations” shall mean the representations and warranties set forth in Section 5.01 and Section 5.02.

“Parent Material Adverse Effect” shall mean a failure of, or a material impairment of, or material delay in, the ability of Parent, Merger Sub and their respective Subsidiaries to perform their obligations under this Agreement.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent and the Company to act as paying agent for payment of the Estimated Aggregate Cash Merger Consideration and any amounts payable in cash to the Company Shareholders pursuant to Section 2.10(g).

“Per Share Book Value” shall mean an amount equal to the quotient obtained by dividing (i) Closing Book Value by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Personally Identifiable Information” shall mean (i) any Personal Data, (ii) any personal information that is prohibited from public disclosure under or otherwise regulated by any applicable Laws pertaining to privacy, security or data protection, (iii) any personal financial information of any individual that is an applicant under any filing with a Governmental Authority made pursuant to this Agreement, or any immediate family member of such Person, (iv) biographical affidavits, (v) fingerprints and fingerprint cards, and (vi) background investigation reports.

“Registrar” shall have the meaning set forth in Section 2.02.

“Representatives” shall mean directors, officers, employees, accountants, auditors, counsel, financial advisors, consultants, financing sources and other advisors or representatives.

“Resolution Period” shall have the meaning set forth in Section 2.10(d).

“Rollover” shall mean the distribution and contribution transactions described in the Rollover Agreements.

“Rollover Agreement” shall mean an agreement by and between an Affiliate of Parent and the applicable holder or beneficial owner of the Incentive Share or any Company Non-Voting Shares party thereto pursuant to which, prior to the Closing, such holder or beneficial owner will contribute, or will cause to be contributed, all or a portion of such holder or beneficial owner’s share of the Incentive Share and/or any Company Non-Voting Shares, to an Affiliate of Parent pursuant to and in accordance with the terms therein.

“Rollover Company Shares” shall mean those Company Non-Voting Shares that are subject to a Rollover Agreement.

“Rollover Incentive Share” shall mean that portion of the Incentive Share that is subject to a Rollover Agreement.

“Securities” shall mean, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Information Statement” shall mean that certain shareholder information document to be distributed to the Company Shareholders, including (i) details of the Merger, (ii) a notice of appraisal rights to the Company Shareholders entitled to such rights under the Laws of Bermuda, (iii) a copy of the Opinion of the Financial Advisor, (iv) information regarding the transactions contemplated by this Agreement and (v) any other information required to be included therein pursuant to section 92(2) of the Bermuda Companies Act, and any reference in this Agreement to the “Shareholder Information Statement” shall be construed also as a reference to any supplementary circular or shareholder notice distributed (or required to be distributed) to the Company Shareholders in connection with this Agreement or the transactions contemplated hereby, including the Merger.

“Special Transaction Review Committee” shall have the meaning set forth in the Recitals.

“Statutory Merger Agreement” shall mean the Statutory Merger Agreement in the form attached hereto as Exhibit B (subject to such amendments or modifications as the parties may determine to make prior to the Effective Time) to be executed and delivered by the Company, Merger Sub and Parent as contemplated by the terms hereof.

“Subsidiary” shall mean, with respect to any Person, any entity of which Securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent of such Securities or ownership interests are at the time directly or indirectly owned by such Person; provided, that “Subsidiary” does not include any entity the Securities of which are held as an Investment Asset.

“Surviving Company” shall have the meaning set forth in Section 2.01.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, escheat, customs duties, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Trustee” shall mean Winchester Global Trust Company Limited (as successor by operation of law to Church Bay Trust Co. Ltd.), in its capacity as the trustee pursuant to the Voting Trust Agreement.

“Voting Trust Agreement” shall mean that certain voting trust agreement, dated as of February 1, 2021, by and among the Company, the Trustee and the holders of Company Non-Voting Shares party thereto.

“Unresolved Items” shall have the meaning set forth in Section 2.10(e).

Section 1.02        Interpretation.

(a)          As used in this Agreement, references to the following terms have the meanings indicated: (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article,

Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to November 28, 2023; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)          Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d)          The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)          References to a “party” hereto shall mean Parent, Merger Sub or the Company and references to “parties” hereto shall mean Parent, Merger Sub and the Company.

(f)           References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h)          No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i)           All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01        The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Part 11 of the Bermuda Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 2.02        Merger Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver to each other the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 94 of the Bermuda Companies Act and to be accompanied by the documents required by Sections 94(2) and 94(3) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company, Merger Sub and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger or such later time and date requested in the Certificate of Merger. The Company, Merger Sub and Parent agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger (such time, the “Effective Time”) shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company, Merger Sub and Parent) on the Closing Date.

Section 2.03        Effects of Merger.   From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 95(2) of the Bermuda Companies Act.

Section 2.04        Board of Directors and Officers of the Surviving Company.   The Directors (as defined in Section 3.1(a) of the Company Operating Agreement) of the Company immediately prior to the Effective Time shall be the Directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Bermuda Companies Act and the Company Operating Agreement. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Bermuda Companies Act and the Company Operating Agreement.

Section 2.05        Organizational Documents.   At the Effective Time, pursuant to the Merger, the Company Operating Agreement immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company. Thereafter, the Company Operating Agreement may be amended as provided by Law and as provided therein; provided that, prior to the final determination of the Aggregate Merger Consideration and completion of the payments contemplated by Section 2.10, Parent shall not amend, restate or supplement the Company Operating Agreement to dissolve, or otherwise modify in any respect the role of, the Special Transaction Review Committee.

Section 2.06        Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the exchange of documents and signatures by electronic transmission on the date that is the first Business Day of the month immediately following the month in which the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII occurs or, if such exchange is not practicable, at 10:00 a.m., Bermuda time, at the offices of Wakefield Quin Limited, Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda, unless another time, date or place is agreed to in writing by the parties; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in

Article VII, the Closing Date shall not occur on any date prior to January 2, 2024 (subject to the satisfaction or waiver of the conditions set forth in Article VII as of such date). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.07        Merger Consideration.   Subject to the occurrence of the Merger as of the Effective Time, the Company Stakeholders (other than any holder of Company Voting Shares) shall be entitled to receive merger consideration with an aggregate value equal to the Aggregate Merger Consideration as further set out in Section 2.08.

Section 2.08        Effect of Merger on the Share Capital of Merger Sub and the Company; Company BVU Awards.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the occurrence of the Merger and without any action on the part of the Company, Merger Sub or Parent or the holders of any of the following Securities:

(a)          Merger Sub Shares. Each membership interest unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued and fully paid “Voting Share” of the Surviving Company with the rights detailed in the Company Operating Agreement.

(b)          Non-Voting Shares.   Except as provided in Section 2.08(d), subject to the adjustment described in Section 2.10(g), each Company Non-Voting Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into and shall thereafter represent the right to receive cash in an amount equal to (x) the Estimated Per Share Book Value minus (y) the Non-Voting Share Per Share Escrow Amount. The “Non-Voting Share Per Share Escrow Amount” shall be an amount for each Company Non-Voting Share equal to the quotient obtained by dividing (i) the Escrow Amount by (ii) the number of Company Non-Voting Shares issued and outstanding immediately prior to the Effective Time.

(c)          Incentive Share.   Any portion of the Incentive Share issued and outstanding immediately prior to the Effective Time that is not a Rollover Incentive Share (the “Cash-Out Incentive Shares”) shall, subject to the adjustment described in Section 2.10(g), automatically be cancelled and converted into and shall thereafter represent the right to receive cash in an amount equal to such holder’s pro rata portion of the (x) the Estimated Aggregate Incentive Share Cash Merger Consideration minus (y) the Incentive Share Holdback Amount. For purposes hereof, the “Incentive Share Holdback Amount” shall be an amount equal to the product of (i) the Estimated Aggregate Incentive Share Cash Merger Consideration multiplied by (ii) the quotient of (A) the Escrow Amount divided by (B) the Estimated Aggregate Non-Voting Share Merger Consideration, calculated by the Company and set forth in the Estimated Closing Statement.

(d)          Rollover Incentive Share, Rollover Company Shares and Company Shares Held by KKR.    Each Company Non-Voting Share (including Rollover Company Shares), the portion of the Incentive Share that is a Rollover Incentive Share and any other Security of the Company (other than Company Voting Shares) that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by KKR, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or KKR (the “Excluded Shares”) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist and be outstanding. A fixed aggregate consideration of US$0.01 shall be delivered in exchange for such securities, receipt of which is acknowledged and agreed to by KKR as fair value in consideration for such Securities of the Company, and no further or other repayment of capital shall be made in respect thereof.

(e)          Company BVU Awards.

(i)          Subject to the adjustments described in Section 2.10(g), at the Effective Time, the unvested portion of each Company BVU Award and any vested portion of each Company BVU Award that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code at the Effective Time shall be cancelled (the “Cancelled BVU Portion”), and, in consideration of the cancellation of the Cancelled BVU Portion, as promptly as practicable following the Effective Time the holder thereof shall receive a grant of a number of KKR RSUs having the same material terms and conditions (including as to vested Company BVU Awards, its fully vested status; as to unvested Company BVU Awards, the vesting schedule; and as to each of the foregoing, the scheduled settlement dates, and, in each case, preserving retirement treatment) that applied to the Cancelled BVU Portion immediately prior to the Effective Time (but with credit for time served with respect to vesting through the grant date) and an aggregate value equal to (a) the Estimated BVU Value minus (b) the BVU Value Holdback Amount (the “Initial Amount”), with the actual number of KKR RSUs to be issued to be determined by dividing the Initial Amount by the Exchange Ratio. No fractional KKR RSUs shall be issued in connection with such cancellation of the Cancelled BVU Portion and the number of KKR RSUs to be issued shall be rounded up to the nearest whole number. The “Estimated BVU Value” shall be, in respect of each Cancelled BVU Portion, an amount equal to the portion of the BVU Payment Amount (as defined in the Company BVU Plan in the manner customarily calculated and presented under the Company BVU Plan) related to such Cancelled BVU Portion as calculated by the Company using the Estimated Per Share Book Value set forth in the Estimated Closing Statement (with adjustments thereto to reflect clause (h) of the Book Value Calculation Method) as the “Book Value of a Share on the applicable Vesting Date” (as such phrase is used in Section 3.1 of the Company BVU Plan) (and, for purposes of this calculation, treating such portion as vested whether or not such portion actually vests on the Closing Date). The “BVU Value Holdback Amount” shall be an amount for each Cancelled BVU Portion equal to the product of (i) the Estimated BVU Value for such Cancelled BVU Portion multiplied by (ii) the quotient of (A) the Escrow Amount divided by (B) the Estimated Aggregate Non-Voting Share Merger Consideration, calculated by the Company and set forth in the Estimated Closing Statement.

(ii)          Any vested portion of a Company BVU Award that does not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code at the Effective Time shall be fully vested and paid out in cash in accordance with the terms of the Company BVU Plan.

(f)           Voting Share.   Each Company Voting Share that is owned by KKR, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or KKR issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued and fully paid “Voting Share” of the Surviving Company with the rights detailed in the Company Operating Agreement.

(g)          At or prior to the Effective Time, the Company (or the applicable Affiliate thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.08.

(h)          Except in respect of any Dissenting Shares, at and following the Closing, in no event shall Parent, Merger Sub or any of its Affiliates (including, after the Closing, the Surviving Company) be required to pay, or be liable to, any Company Stakeholder or the holder of any other Securities of the Company or any of its Subsidiaries any amount or consideration in respect of such Securities of such Company Stakeholder or other holder in excess of the Aggregate Merger Consideration in connection with, or arising out of, or as a result of, the Merger or any of the other transactions contemplated hereunder.

Section 2.09        Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Company Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Estimated Aggregate Non-Voting Share Merger Consideration and the Aggregate Merger Consideration shall each be proportionately adjusted to reflect such change.

Section 2.10        Determination of Closing Book Value.

(a)          At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) consisting of (x) an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time, (y) a calculation in reasonable detail of the estimated Book Value derived from such balance sheet (the “Estimated Book Value”), in each case, together with the financial and other records supporting such estimates and calculations and (z) a spreadsheet setting forth, (A) with respect to each holder of Company Non-Voting Shares, the amount of Estimated Per Share Book Value which such holder is entitled to receive, (B) with respect to the Incentive Share, the amount of the Estimated Aggregate Incentive Share Merger Consideration, and (C) with respect to each holder of a Cancelled BVU Portion, the portion of the Estimated BVU Value which such holder is entitled to receive, in each case of (A), (B) and (C), pursuant to Section 2.08. The Estimated Closing Statement shall be prepared in accordance with the Book Value Calculation Method and this Agreement. Following Parent’s receipt of the Estimated Closing Statement and prior to the Closing, Parent shall have the right to comment on such calculations and estimates, and the Company shall consider in good faith any such comments; provided that in no event shall the Closing be delayed in the event of any failure by Parent and the Company to agree to adjustments to the Estimated Closing Statement; provided, further, that any failure of Parent to dispute any item or aspect of the Estimated Closing Statement prior to the Closing (or failure of Parent and the Company to agree on any adjustment to the Estimated Closing Statement proposed by Parent to the Company prior to the Closing) shall not preclude Parent from exercising any other rights under this Section 2.10. The Company shall promptly provide Parent reasonable access to supporting data and employees as Parent shall reasonably request in connection with its review of the Estimated Closing Statement, including all work papers of the accountants who audited, compiled or reviewed such Estimated Closing Statement. In the event that the Parent requests access to the work papers and other supporting data of the independent accountants of the Company relating to the preparation of the Estimated Closing Statement, the Company shall cause its independent accountants to make any such work papers and other supporting data available to Parent; provided that Parent has signed a customary confidentiality and hold harmless agreement relating to such access to working papers and other supporting data in form and substance reasonably acceptable to such independent accountants. The Company shall promptly provide any consents requested by its independent accountants in connection with such access.

(b)          As soon as practicable following the Closing Date (but in any event within seventy-five (75) days following the Closing Date), the Company shall prepare and deliver to Parent a statement (the “Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time, (ii) a calculation in reasonable detail of the Book Value derived from such balance sheet and (iii) a spreadsheet setting forth (A) with respect to each holder of a Company Non-Voting Share, the amount of Final Aggregate Non-Voting Share Merger Consideration which such holder is entitled to receive, (B) with respect to the holder of the Incentive Share, the amount of the Final Aggregate Incentive Share Merger Consideration which the holder is entitled to receive, and (C) with respect to each holder of a Cancelled BVU Portion, the portion of the Final BVU Value which such holder is entitled to receive, in each case of (A), (B) and (C), pursuant to Section 2.10(g).

(c)          The Closing Statement shall become final, binding and conclusive upon Parent and the Company on the earlier of the date that Parent and the Company agree in writing and the date that is the thirtieth (30th) day following the date on which the Company delivers the Closing Statement to Parent in accordance with Section 2.10(b), unless prior to such date, Parent shall have delivered to the Company a written notice (a “Dispute Notice”) stating that it disputes the Closing Statement and specifying in reasonable detail each item in dispute (each, a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting Parent’s positions.

(d)          If Parent delivers a Dispute Notice, then the Company and Parent shall seek in good faith to resolve the Disputed Items during the fifteen (15) day period beginning on the date such Dispute Notice is received by the Company (the “Resolution Period”). If Parent and the Company reach agreement with respect to any Disputed Items, the Closing Statement shall be revised to reflect such agreement.

(e)          If Parent and the Company are unable to resolve all of the Disputed Items during the Resolution Period, then they shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm. The Independent Accounting Firm shall act as an expert and not an arbitrator, but shall determine, based solely on presentations by Parent and the Company and not by independent review, only the Unresolved Items still in dispute. Parent and the Company shall use their reasonable best efforts to cause the Independent Accounting Firm to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The Independent Accounting Firm shall make a determination with respect to the Unresolved Items only in a manner consistent with this Section 2.10 and the Book Value Calculation Method, and in no event shall the Independent Accounting Firm’s determination of the Unresolved Items be for an amount that is outside the range of the disagreement between Parent and the Company. Each of Parent and the Company shall use its reasonable best efforts to furnish to the Independent Accounting Firm such information pertaining to the Unresolved Items as the Independent Accounting Firm may reasonably request, including all work papers of the accountants who audited, compiled or reviewed such Closing Statement or the Dispute Notice, as applicable. The determination of the Independent Accounting Firm shall be final, binding and conclusive upon the parties absent manifest error, and the Company shall revise the Closing Statement to reflect such determination upon receipt thereof (such revised statement, or any Closing Statement that becomes final pursuant to Section 2.10(c) or Section 2.10(d), the “Final Closing Statement”). The Book Value for purposes of this Agreement shall be such amount as it is finally determined pursuant to Section 2.10(c), Section 2.10(d) or Section 2.10(e), as applicable, and as set forth in the Final Closing Statement (such Book Value, the “Closing Book Value”). The fees, expenses and costs of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Parent, on the one hand, and the Company Stakeholders other than Parent (which shall be paid by the Company and taken into account as a reduction in Closing Book Value), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The fees, expenses and costs incurred by the Company in connection with the provisions of Section 2.10 shall be paid by the Company and taken into account as reduction in Closing Book Value.

(f)           The Company shall provide promptly to Parent reasonable access during normal business hours to supporting data and employees as Parent shall reasonably request in connection with its review of the Closing Statement, including all work papers of the accountants who audited, compiled or reviewed such Closing Statement. In the event that Parent or the Independent Accounting Firm requests, pursuant to Section 2.10(e) or this Section 2.10(f), as applicable, access to the work papers and other supporting data of the independent accountants of the Company relating to the preparation of the Closing Statement, the Company shall, and shall cause its independent accountants to, make any such work papers and other supporting data available to Parent and the Independent Accounting Firm; provided, that Parent or the Independent Accounting Firm, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers and other supporting data in form and substance reasonably acceptable to such independent accountants. The Company shall promptly provide any consents requested by its independent accountants in connection with such access.

(g)

(i)          If the Closing Book Value as reflected in the Final Closing Statement is greater than or equal to the Estimated Book Value:

(A)          In addition to the amount received by a former holder of a Company Non-Voting Share pursuant to Section 2.08(b), such holder shall be entitled to receive in respect of each such Company Non-Voting Share (including each Rollover Company Share held prior to the Rollover) cash in an amount equal to the sum of (x) the Non-Voting Share Per Share Escrow Amount from the Escrow Account and (y) the difference, if any, between the Estimated Per Share Book Value and the Per Share Book Value.

(B)            In addition to the number of KKR RSUs received by a former holder of any Cancelled BVU Portion at the Effective Time pursuant to Section 2.08(e), such holder shall receive an additional grant of a number of KKR RSUs having the same material terms and conditions (including as to vested Company BVU Awards, its fully vested status; as to unvested Company BVU Awards, the vesting schedule; and as to each of the foregoing, the scheduled settlement dates and, in each case, preserving retirement treatment) that applied to the Cancelled BVU Portion immediately prior to the Effective Time (but with credit for time served with respect to vesting through the grant date) and an aggregate value equal to the sum of (x) the BVU Value Holdback Amount in respect of such Cancelled BVU Portion and (y) the difference, if any, between the Final BVU Value for such Cancelled BVU Portion and the Estimated BVU Value for such Cancelled BVU Portion (such difference, the “Company BVU Upward Adjustment Amount”), with the actual number of additional KKR RSUs to be issued to be determined by dividing the Company BVU Upward Adjustment Amount by the Exchange Ratio; provided that, if such holder is then no longer employed by KKR, the Company or any of their respective Subsidiaries, in lieu of such additional grant of a number of KKR RSUs, such holder shall be entitled to receive an amount in cash equal to the sum of (x) the BVU Value Holdback Amount in respect of such holder’s Cancelled BVU Portion that has not otherwise been forfeited and (y) the difference, if any, between the Final BVU Value for such Cancelled BVU Portion and the Estimated BVU Value for such Cancelled BVU Portion. No fractional KKR RSUs shall be issued in connection with such cancellation of the Cancelled BVU Portion and the number of KKR RSUs to be issued shall be rounded up to the nearest whole number. The “Final BVU Value” shall be, in respect of each Cancelled BVU Portion, an amount equal to the portion of the BVU Payment Amount (as defined in the Company BVU Plan in the manner customarily calculated and presented under the Company BVU Plan) for such Cancelled BVU Portion as calculated by the Company using the Per Share Book Value set forth in the Final Closing Statement (with adjustments thereto to reflect clause (h) of the Book Value Calculation Method) as the “Book Value of a Share on the applicable Vesting Date” (as such phrase is used in Section 3.1 of the Company BVU Plan) (and, for purposes of this calculation, treating such portion as vested whether or not such portion actually vested on the Closing Date). If an unvested portion of a Company BVU Award would have become vested following the Effective Time and prior to the final determination of the Final Closing Statement in accordance with its applicable vesting schedule but for its cancellation pursuant to Section 2.10(e)(i), then the KKR RSUs granted pursuant to this Section 2.10(g)(i)(B) (if any) that are allocable to the portion of the Company BVU Award that would have become so vested shall be vested when granted.

(ii)         If the Closing Book Value as reflected in the Final Closing Statement is less than the Estimated Book Value:

(A)           Parent shall be entitled to a payment out of the Escrow Account of cash in an amount equal to the difference of (A) the Estimated Aggregate Cash Merger Consideration minus (B) the Final Aggregate Cash Merger Consideration.

(B)            In addition to the amount received by a former holder of a Company Non-Voting Share pursuant to Section 2.08(b), such holder shall be entitled to receive in respect of each such Company Non-Voting Share (including each Rollover Company Share held prior to the Rollover) cash in an amount equal to the remaining portion of the Non-Voting Share Per Share Escrow Amount (if any), such that the aggregate payments received by such holder in respect of such Company Non-Voting Share equals the Per Share Book Value.

(C)            In addition to the number of KKR RSUs received by a former holder of any Cancelled BVU Portion at the Effective Time pursuant to Section 2.08(e), if an amount equal to (x) the BVU Value Holdback Amount minus (y) (i) the Estimated BVU Value minus (ii) the Final BVU Value in respect of such Cancelled BVU Portion is greater than $0 (the “Additional BVU Amount”), such holder shall receive an additional grant of a number of KKR RSUs having the same material terms and conditions (including as to vested Company BVU Awards, its fully vested status; as to unvested Company BVU Awards, the vesting schedule; and as to each of the foregoing, the scheduled settlement dates and, in each case, preserving retirement treatment) that applied to the Cancelled BVU Portion immediately prior to the Effective Time (but with credit for time served with respect to vesting through the grant date) and an aggregate value equal to the Additional BVU Amount in respect of such Cancelled BVU Portion with the actual number of additional KKR RSUs to be issued to be determined by dividing the Additional BVU Amount by the Exchange Ratio; provided, that if the Additional BVU Amount in respect of such Cancelled BVU Portion is less than or equal to $0, no additional KKR RSUs will be granted in respect of such Cancelled BVU Portion.

(iii)        If the Final Aggregate Incentive Share Cash Merger Consideration as reflected in the Final Closing Statement is greater than or equal to the Estimated Aggregate Incentive Share Cash Merger Consideration, in addition to the amount received by a former holder of a Cash-Out Incentive Share pursuant to Section 2.08(c), such holder shall be entitled to receive in respect of such Cash-Out Incentive Share its pro rata portion of cash in an amount equal to the sum of (x) the Incentive Share Holdback Amount and (y) the positive difference, if any, between the Estimated Aggregate Incentive Share Cash Merger Consideration and the Final Aggregate Incentive Share Cash Merger Consideration. If the Final Aggregate Incentive Share Cash Merger Consideration as reflected in the Final Closing Statement is less than the Estimated Aggregate Incentive Share Cash Merger Consideration, and if an amount equal to (x) the Incentive Share Holdback Amount minus (y) (i) the Estimated Aggregate Incentive Share Cash Merger Consideration minus (ii) the Final Aggregate Incentive Share Cash Merger Consideration is greater than $0 (the “Additional Aggregate Incentive Share Amount”), in addition to the amount received by a former holder of a Cash-Out Incentive Share pursuant to Section 2.08(c), such holder shall be entitled to receive in respect of such Cash-Out Incentive Share its pro rata portion of cash in an amount equal to the Additional Aggregate Incentive Share Amount; provided, that if the Additional Aggregate Incentive Share Amount is less than or equal to $0, no additional amounts shall be paid to the a holder of a Cash-Out Incentive Share in respect thereof.

(iv)        Following delivery of the Final Closing Statement, (a) Parent and the Company (on behalf of the Company Stakeholders other than Parent) shall promptly deliver a joint written instruction to the Escrow Agent to make the payments described above in this Section 2.10(g), (b) Parent shall promptly pay to the Paying Agent (for distribution by the Paying Agent to the Company Stakeholders other than Parent) any additional cash amounts payable by Parent under this Section 2.10(g) in accordance with the Final Closing Statement and shall cause the Paying Agent to pay such amount promptly to the applicable Company Stakeholders, and (c) Parent shall, as promptly as practicable, cause the KKR RSUs to be issued, if any, to the holders of a Cancelled BVU Portion pursuant to Section 2.10(g)(i)(B) or Section 2.10(g)(ii)(C).

(v)         Notwithstanding anything to the contrary contained herein, the Company Stakeholders (other than Parent) and the Company shall not have any liability for any amounts due pursuant to this Section 2.10(g) except to the extent of the funds available in the Escrow Account.

Section 2.11       Escrow Account. Within five (5) Business Days following the Closing Date, Parent shall deposit the Escrow Amount in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in a form reasonably acceptable to Parent and the Company, to be entered into on the Closing Date by Parent, the Company and the Escrow Agent. The Escrow Amount shall serve as security for, and be the sole source of payment of, Parent’s rights pursuant to Section 2.10(g), if any. Promptly following the determination of the Closing Book Value as reflected in the Final Closing Statement, and the making of all payments due pursuant to Section 2.10(g), if any, if there are any amounts remaining in the Escrow Account (the “Remaining Escrow Amount”), then Parent and the Company shall deliver a joint written instruction to the Escrow Agent to pay to the Paying Agent (for distribution by the Paying Agent to the Company Stakeholders in accordance with the Final Closing Statement) the Remaining

Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Escrow Agent. In respect of any payment out of the Escrow Account to a Company Stakeholder that is subject to employment Tax withholding (or any other Tax withholding for which the Surviving Company or a Subsidiary thereof is the withholding agent), such payment shall be first paid to the Surviving Company (or a Subsidiary thereof, at the Surviving Company’s direction) in order for such Person to effect such Tax withholding, with the net amount paid to the applicable Company Stakeholder.

Section 2.12       Parent Capital Contribution. Prior to December 31, 2023, in connection with the transactions contemplated by this Agreement, Parent shall make a capital contribution to the Company, and for such capital contribution, the Company shall issue to Parent a number of Company Voting Shares equivalent in value to such capital contribution amount (the “Contribution Amount”). The Contribution Amount shall not exceed $500,000,000 unless mutually agreed between Parent and the Company. The amount of Book Value shall be reduced by an amount equal to such Contribution Amount in accordance with the Book Value Calculation Method and the Company Voting Shares issued pursuant to such capital contribution shall be excluded from the calculation of Estimated Per Share Book Value and Per Share Book Value. For clarity, Parent and the Company acknowledge and agree that such capital contribution by Parent is a Permitted Issuance under clause (f)(iv) of such definition in the Company Operating Agreement.

ARTICLE III

EXCHANGE FUND; EXCHANGE PROCEDURES

Section 3.01        Paying Agent.

(a)          Prior to the Effective Time, Parent and the Company shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Final Aggregate Cash Merger Consideration. Within five (5) Business Days following the Closing Date, Parent shall, or shall cause the Surviving Company to, deposit with the Paying Agent cash in the aggregate amount required to pay the Estimated Aggregate Cash Merger Consideration less the Escrow Amount (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the applicable portion of the Estimated Aggregate Cash Merger Consideration in accordance with Article II and this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Parent shall pay, all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Shares for the portion of the Aggregate Merger Consideration that such holders are entitled to receive in its entirety pursuant to Article II.

Section 3.02        Exchange Procedures.   Each holder of record of one or more Company Shares converted into the right to receive such holder’s portion of the Aggregate Merger Consideration shall upon the delivery by the holder thereof of a duly executed and completed Letter of Transmittal (as defined below) pursuant to the provisions of this Section 3.02, be entitled to receive cash out of the Exchange Fund determined in accordance with the Estimated Closing Statement. In connection with such exchange, promptly following the Closing Date, Parent shall cause the Paying Agent to provide each Company Shareholder (other than Parent) with a letter of transmittal in a form reasonably satisfactory to the Company (each, a “Letter of Transmittal”). Parent shall cause the Paying Agent to pay as promptly as practicable and in any event within the later of (i) five (5) Business Days after receipt by the Paying Agent of a Letter of Transmittal executed by a Company Shareholder (other than Parent) and (ii) two (2) Business Days after Parent depositing cash with the Paying Agent in accordance with Section 3.01, the cash portion of the Aggregate Merger Consideration that such holder is entitled to receive pursuant to Article II.

Section 3.03        No Further Ownership Rights. The consideration paid in accordance with the terms of Article II shall be deemed to have been paid in full satisfaction of all rights of any Company Stakeholder in respect of the Aggregate Merger Consideration and, after the Effective Time, there shall be no further registration of transfers in the register of shareholders of the Surviving Company of the Company Shares that were outstanding immediately prior to the Effective Time.

Section 3.04        Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Company Shares who has not theretofore received any applicable portion of the Aggregate Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05        No Liability. None of the Company, Parent, the Surviving Company or Merger Sub or any of their respective Representatives shall be liable to any Company Shareholder for any part of the portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by any Company Shareholder two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06        Shares of Dissenting Holders.

(a)          At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the portion of the Aggregate Merger Consideration that the holders thereof are entitled to receive in its entirety pursuant to Article II. Any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 92(7) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the portion of the Aggregate Merger Consideration received by such holder pursuant to this Agreement, be entitled to receive such difference from the Surviving Company by payment to the holder of the Dissenting Shares made within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure.

(b)          In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.08.

(c)          The Company shall give Parent prompt written notice of and keep Parent reasonably informed regarding (A) any demands for appraisal of Dissenting Shares or Appraisal

Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares. To the extent permitted by applicable Law, (x) Parent shall have right, but not the obligation, to control any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act and (y) if Parent elects not to control such proceedings (or such control is not permitted by applicable Law), the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent in its sole discretion, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act or exercise any right to terminate this Agreement and the Merger under Section 92(12) of the Bermuda Companies Act as a result of dissenter claims. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of Parent, and Parent shall, upon the Company’s written request, promptly reimburse the Company and its Subsidiaries for any reasonable out-of-pocket costs and expenses incurred by such Persons in connection with any demands for appraisal of Dissenting Shares.

Section 3.07        Withholding of Tax.   Notwithstanding any other provision of this Agreement, Parent, the Surviving Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the Aggregate Merger Consideration otherwise payable pursuant to this Agreement any amounts required by Law to be deducted or withheld. Prior to making any deduction or withholding, Parent, the Surviving Company, the Paying Agent and the Escrow Agent shall provide the Company with reasonable advance notice of the intention to make such deduction or withholding, and shall use commercially reasonable efforts to cooperate with the Company so as to reduce or eliminate such deduction or withholding as permitted by applicable Law. Any amounts deducted or withheld shall be paid over to the appropriate Governmental Authority, and Parent shall promptly furnish to the Company copies of the official receipts therefor. To the extent that amounts deducted or withheld by Parent, the Surviving Company, the Paying Agent or the Escrow Agent are paid over to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or Escrow Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Company Disclosure Letter (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article IV to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article IV to the extent that it is reasonably apparent upon reading such information that such disclosure also qualifies or is responsive to such other sections), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01        Organization.   The Company is an exempted limited liability company duly organized and validly existing under the Laws of Bermuda. The Company (i) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company’s Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.02        Subsidiaries.

(a)          Each Subsidiary of the Company is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company (a) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had a Material Adverse Effect.

(b)          The Company or one or more of its Subsidiaries is the record holder and Beneficial Owner of all of the outstanding Securities of its Subsidiaries, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than generally applicable limitations or restrictions on transfer arising under applicable securities Laws and applicable Insurance Laws governing the acquisition of control of the Insurance Subsidiaries. All of the Securities so owned by the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights by which the Company or any of its Subsidiaries is bound. Except for the Securities of the Subsidiaries of the Company and Investment Assets acquired in the ordinary course of business consistent with the investment policies and guidelines applicable to the Company at the time of acquisition, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person or any Indebtedness of any Person.

Section 4.03        Capitalization.

(a)          As of the date hereof, 3,444,190,916.0814 Company Voting Shares, 1,995,133,541.9523 Company Non-Voting Shares and one (1) Incentive Share are issued and outstanding. The Company Shares that have been issued and are outstanding immediately prior to the Effective Time have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.03(a), there are no outstanding Securities of the Company.

(b)          Other than as set forth in the Company Operating Agreement and the Constituent Documents, there are no preemptive or similar rights that obligate the Company or any of its Subsidiaries to issue or sell any Securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any of its Subsidiaries on any matter submitted to such holders of Securities. Except pursuant to this Agreement and as described above, there are no options, warrants, calls, rights, convertible or exchangeable Securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any of its Subsidiaries, or any Security convertible or exercisable for or exchangeable into any Securities of the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, Security, Contract or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any of its Subsidiaries. Other than the Company Operating Agreement, the Voting Trust Agreement and the Constituent Documents, there are no proxies, voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound with respect to the voting of the Securities of the Company or any of its Subsidiaries or the registration of the Securities of the Company or any of its Subsidiaries under any United States or foreign securities Law.

Section 4.04        Authorization.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Required Consent, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The Special Transaction Review Committee has been properly constituted in accordance with Section 3.5(c) of the Company Operating Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Special Transaction Review Committee in accordance with the Company Operating Agreement), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock or any other equity interests of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Consent). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          The Company Required Consent is the only vote or approval of the holders of any class or series of Securities of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 4.05        Consents and Approvals; No Violations.

(a)          Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.05(b) and Section 5.03(b) have been obtained or made and the Company Required Consent has been obtained, the execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Company Operating Agreement, or the Constituent Documents of the Company or any of the Subsidiaries of the Company, (ii) violate any Law or Order or (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), any matters that, individually or in the aggregate, have not had a Material Adverse Effect.

(b)          No clearance, consent, approval, order, waiver, license or authorization of or from (an “Approval”), or declaration, registration or filing with, or notice to, any Governmental Authority (a “Filing”) is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the Approvals and Filings set forth in Section 4.05(b) of the Company Disclosure Letter and (ii) such other matters that, individually or in the aggregate, have not had a Material Adverse Effect.

Section 4.06        Absence of Certain Changes.   Since December 31, 2022, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice.

Section 4.07        Brokers.   Other than the Financial Advisor, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company or any of its Subsidiaries.

Section 4.08        Information in Shareholder Information Statement.   None of the information to be supplied by the Company for inclusion in the Shareholder Information Statement will, as of the date the Shareholder Information Statement is distributed to Company Shareholders and the date of any amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty in this Section 4.08 with respect to statements made or incorporated by reference in the Shareholder Information Statement based on information supplied by Parent, Merger Sub or any of their Affiliates (other than the Company or any of its Controlled Affiliates) for inclusion or incorporation by reference therein.

Section 4.09        Opinion of Financial Advisor.   The Special Transaction Review Committee has received an opinion from Barclays Capital Inc. (the “Financial Advisor”) in writing to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Book Value to be received by the holders of Company Non-Voting Shares (other than any Company Non-Voting Shares that are Excluded Shares) is fair to such holders from a financial point of view. A true, complete and signed copy of such opinion has been delivered to Parent for informational purposes only.

Section 4.10        No Other Representation or Warranty.   Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as otherwise disclosed in the Parent Disclosure Letter (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article V to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article V to the extent that it is reasonably apparent upon reading such information that such disclosure also qualifies or is responsive to such other sections), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01        Organization.   Parent is an exempted limited liability company duly organized and validly existing under the Laws of Bermuda, and Merger Sub is an exempted limited liability company duly organized and validly existing under the Laws of Bermuda. Each of Parent and Merger Sub (i) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power or authority, individually or in the aggregate, has not had a Parent Material Adverse Effect. Parent has made available to the Company accurate and complete copies of its and Merger Sub’s Constituent Documents, as amended and in effect on the date of this Agreement.

Section 5.02        Authorization.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, except for the need to obtain the consent of Parent, as the sole equityholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement). The execution, delivery and performance of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of KKR or any class or series of equity interests of Parent or Merger Sub are necessary for each to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for the need to obtain the consent of Parent, as the sole equityholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.03        Consents and Approvals; No Violations.

(a)          Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.05(b) and Section 5.03(b) have been obtained or made, the execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of Parent and Merger Sub or any material Subsidiary of Parent or Merger Sub, (ii) violate any Law or Order or (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract, except, in the case of clauses (ii) and (iii) any matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

(b)          No Approval or Filing is required to be made or obtained by Parent, Merger Sub or any of their respective Subsidiaries in connection with the execution or delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) the Approvals and Filings set forth in Section 5.03(b) of the Parent Disclosure Letter and (ii) such other matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

Section 5.04        Reserved.

Section 5.05        Financing.   Parent will have at the Closing sufficient immediately available funds to pay, in cash, an amount at least equal to the Estimated Aggregate Cash Merger Consideration and all other amounts payable at the Closing pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by this Agreement. The obligations of Parent to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Parent or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 5.06        Equity Financing.

(a)          Parent has delivered to the Company a true, correct and complete copy of the fully executed equity commitment letter from KKR, dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letter”) pursuant to which KKR has committed, subject to the terms and conditions therein, to provide equity financing to Parent in the amount set forth therein for purpose of funding the transactions contemplated hereby (the “Equity Financing”). The Equity Commitment Letter

provides, and will continue to provide, that the Company is a third party beneficiary thereof entitled to enforce the Equity Commitment Letter in accordance with its terms.

(b)          The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms. The Equity Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c)          Neither Parent nor KKR has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter, and to the Knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letter, (ii) constitute or result in a failure by Parent or KKR to satisfy a condition precedent to or other contingency to be satisfied by Parent or KKR set forth in the Equity Commitment Letter, (iii) make any of the statements by Parent or KKR set forth in the Equity Commitment Letter inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, otherwise result in any portion of the Equity Financing not being available.

(d)          As of the date of this Agreement, none of Parent or Merger Sub has received any notice or other communication from KKR with respect to (i) any actual or potential breach or default on the part of Parent or KKR, (ii) any actual or potential failure by Parent or KKR to satisfy any condition precedent or other contingency to be satisfied by Parent or KKR set forth in the Equity Commitment Letter or (iii) any intention of KKR to terminate the Equity Commitment Letter or to not provide all or any portion of the Equity Financing. As of the date hereof, subject to the satisfaction (or waiver by Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, Parent and Merger Sub (A) have no reason to believe Parent will not be able to satisfy on a timely basis each term and condition to be satisfied by Parent and that are within its control relating to the closing or funding of the Equity Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Equity Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by Parent relating to the closing or funding of any portion of the Equity Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Equity Commitment Letter to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of Parent or Merger Sub under this Agreement.

(e)          There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Equity Commitment Letter to fund or invest, as applicable, the full amount (or any portion) of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, neither KKR nor any other Person has any right to impose, and none of KKR, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Equity Financing nor any reduction to the aggregate amount available under the Equity Commitment Letter (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Commitment Letter). There are no side letters and (except for the Equity Commitment Letter) there are no agreements, Contracts, arrangements or understandings, whether written or oral, with KKR or any other Person relating to the Equity Financing or the Equity Commitment Letter that, in each case, could permit KKR to reduce its commitments with respect to the Equity Financing. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent relating to the funding of the full amount of the Equity Financing that would reasonably be likely to, (i) impair the validity of the Equity Commitment Letter, (ii) reduce the aggregate amount of the Equity Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Equity Commitment Letter to be ineffective, or (v) otherwise result in the Equity Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

(f)           In no event shall the receipt or availability of any funds or financing by or to KKR, Parent or Merger Sub be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.07        Merger Sub Operations.

(a)          As of the date hereof, Merger Sub is a wholly-owned, direct subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.08        Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of KKR or class or series of equity of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 5.09        Brokers.   No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of KKR, Parent, Merger Sub or any of their respective Subsidiaries.

Section 5.10        Information Supplied.   None of the information to be supplied by Parent for inclusion in the Shareholder Information Statement will, as of the date the Shareholder Information Statement is distributed to Company Shareholders and the date of any amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty in this Section 5.10 with respect to statements made or incorporated by reference in the Shareholder Information Statement based on information supplied by the Company or any of its Controlled Affiliates for inclusion or incorporation by reference therein.

Section 5.11        Purchase for Investment. Parent is purchasing the remaining Securities of the Company for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Parent (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks of such investment.

Section 5.12        No Other Representation or Warranty.

(a)          Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) whether (i) reserves for losses (A) will be sufficient or adequate for the purposes for which they were established or (B) may not develop adversely or (ii) the reinsurance recoverables taken into account in determining the amount of such reserves for losses will be collectible, or (d) except for the representations and warranties made by the Company in Article IV, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

(b)          Except for the representations and warranties expressly set forth in Article IV, Parent and Merger Sub hereby agree and acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE VI

COVENANTS

Section 6.01        Conduct of Business by the Company Pending the Merger.   During the period from the date of this Agreement until the Closing or earlier termination of this Agreement,

(a)          except as (i) otherwise expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.01(a) of the Company Disclosure Letter, (iii) as required by applicable Law or Order or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned and it being acknowledged and agreed that actions approved by the Board of Managers of the Company or any committee of the Company in which Parent participates and with respect to which the Parent participant voted in favor of the matter shall be deemed actions taken with the prior written consent of Parent), the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices (except for any action in response or related to any Contagion Event or any change in Law, policy or guidance of any Governmental Authority as a result of or related to any Contagion Event); and

(b)          except as (i) otherwise expressly contemplated or permitted by this Agreement or as necessary to consummate the transactions hereunder, including obtaining any financing to fund the Aggregate Merger Consideration, or (ii) as required by applicable Law or Order or (iii) with the prior written consent of the Company, the Parent shall, and shall cause each of its Subsidiaries that engages in business transactions or agreements with the Company or its Subsidiaries to, conduct such business transactions and perform such agreements in the ordinary course of business in all material respects consistent with past practices (except for any action in response or related to any Contagion Event or any change in Law, policy or guidance of any Governmental Authority as a result of or related to any Contagion Event).

Section 6.02        Reasonable Best Efforts to Consummate Merger; Notification.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to: (i) obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers or qualifications from Governmental Authorities and other third parties, (ii) make all necessary, proper or advisable registrations, filings and notices as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority, including the Approvals and Filings set forth in Section 4.05(b) of the Company Disclosure Letter and Section 5.03(b) of the Parent Disclosure Letter, (iii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) take the actions set forth in Section 6.01(a) and Section 6.02(a) of the Company Disclosure Letter.

(b)          Each of the Company, Parent and Merger Sub agrees that it shall reasonably cooperate and consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Parent and the Company shall have the right to review in advance, subject to withholding of Personally Identifiable Information and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws and subject to withholding of Personally Identifiable Information.

(c)          Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval,

authorization, waiver or exemption is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(d)          None of Parent, Merger Sub and the Company shall, and each of them shall cause their respective Affiliates not to, permit any of their respective Representatives to participate in any live or telephonic meeting or hearing (other than non-substantive calls and other than, with respect to Parent and Merger Sub, any meeting with a Governmental Authority that relates solely to Personally Identifiable Information of an individual Affiliate of Parent; provided, that the Company is given prior notice of the meeting and a summary of topics to be discussed prior to the meeting) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or hearing.

(e)          The Company and its Subsidiaries shall not agree to or accept any requirement or condition proposed by any Governmental Authority in connection with the transactions contemplated hereby without the consent of Parent, not to be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which would be binding on the Company or its Affiliates in the event that the Closing does not occur.

Section 6.03        Company Required Consent; Shareholder Information Statement; Exclusive Dealings

(a)          Parent shall deliver the executed Company Required Consent to the Company within one (1) Business Day following the execution and delivery of this Agreement.

(b)          On the date on which the Company Required Consent has been executed and delivered to the Company, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall distribute to the Company Shareholders certain documents, consisting of the Shareholder Information Statement, along with a copy of the Company Required Consent, a copy of this Agreement, and any other information required to be provided to Company Shareholders under the Laws of Bermuda. In furtherance of the foregoing, the Company shall, in consultation with Parent, prepare the Shareholder Information Statement and shall take into account all reasonable comments by Parent on the Shareholder Information Statement (and any amendment or supplement thereto). Prior to distributing any proposed amendment of or supplement to the Shareholder Information Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on such document and shall only distribute to Company Shareholders a form of Shareholder Information Statement that has been approved by Parent in writing (email sufficient), which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Closing, any information relating to the Company or any of its Affiliates should be discovered by the Company which should be set forth in an amendment or supplement to the Shareholder Information Statement, so that the Shareholder Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly, to the extent required by Law, disseminate to the Company Shareholders such amendment or supplement.

(c)          During the period from the date of this Agreement through the earlier of the Closing Date and the date of the termination of this Agreement pursuant to Article VIII, the Company will not, or will not permit its Controlled Affiliates to, and shall use reasonable best efforts to cause their respective Representatives and Affiliates not to, directly or indirectly, solicit or engage in discussions or negotiations with, provide any information to, or enter into any Contract with, any Person (other than Parent, Merger Sub and their Representatives and Affiliates) concerning any purchase or acquisition of, or offer to purchase or to acquire, directly or indirectly, any Company Shares or any Securities convertible into or exchangeable for Company Shares, or any Securities of any of the Company’s Subsidiaries, or a material portion of the assets, properties or business of the Company or any of its Subsidiaries (other than assets, properties or business sold in the ordinary course of business, and Securities issued or sold by Subsidiaries in accordance with the ordinary course investment activities of such Subsidiaries) or any other transaction that would require the Company to abandon, terminate or fail to consummate the transactions contemplated hereby (any of the foregoing, a “Competing Transaction”). The Company shall not (and shall cause its Controlled Affiliates and Representatives not to) (a) provide information with respect to, or afford access to the books or records of, the Company or any of its Subsidiaries to any Persons (other than Parent, its Affiliates or any of their respective Representatives) in connection with any Competing Transaction, and (b) enter into any Contract with any Persons (other than Parent or its Affiliates) with respect to any Competing Transaction.

Section 6.04        Equity Financing.

(a)          Parent and Merger Sub acknowledge that they shall be, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, fully responsible for obtaining the Equity Financing and each shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letter that are within Parent and Merger Sub’s control, (iii) subject to satisfaction of the conditions in the Equity Commitment Letter, consummate the Equity Financing at the Closing and (iv) fully enforce its rights under the Equity Commitment Letter (including through litigation). Any breach of the Equity Commitment Letter by any party thereto shall be deemed a breach by Parent and Merger Sub of this Section 6.04(a). Prior to the Closing, neither Parent nor Merger Sub shall agree to, or permit, any amendment or modification of, or waiver under, the Equity Commitment Letter without the prior written consent of the Company.

(b)          Parent and Merger Sub shall give the Company prompt (and in any event within two (2) Business Days) notice (i) of any breach or default, or threatened breach or default, related to the Equity Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Equity Commitment Letter by KKR, or any default, termination or repudiation by any party to the Equity Commitment Letter and (iii) if at any time for any reason either Parent or Merger Sub believes that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources, contemplated by the Equity Commitment Letter. Parent and Merger Sub shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c)          Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

Section 6.05        Directors’ and Officers’ Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless all past and present Directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the Bermuda Companies Act or provided under the Company’s Constituent Documents in effect on the date hereof. Parent shall cause the Surviving Company to perform its obligations under this Section 6.05.

(b)          From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Company be required to expend in any one year an amount in excess of 400% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”), which Maximum Premium is set forth in Section 6.05(b) of the Company Disclosure Letter; and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)          Parent, Merger Sub and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective Constituent Documents and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the Constituent Documents of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Constituent Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the Bermuda Companies Act during such period.

(d)          This Section 6.05 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving

Company and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e)          In the event that the Surviving Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 6.05. In addition, the Surviving Company shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Company unable to satisfy its obligations under this Section 6.05.

(f)           The rights of the Indemnified Parties under this Section 6.05 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Constituent Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.06        Financing Cooperation.   Between the date hereof and the Closing Date, the Company agrees to use commercially reasonable efforts to provide, and shall cause its Subsidiaries to use commercially reasonable efforts to provide, and shall direct its and their respective Representatives (including legal and accounting representatives) to provide, all cooperation reasonably requested by Parent (at Parent’s sole expense) in connection with the arrangement of debt or equity financing by KKR, Parent or any of their respective Affiliates in connection with the Merger and the other transactions contemplated hereby.

Section 6.07        Shareholder Litigation.   Other than with respect to demands for appraisal of Dissenting Shares or Appraisal Withdrawals as set forth in Section 3.06(c), the Company shall promptly advise Parent orally and in writing of any Litigation brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. Parent shall have the right, but not the obligation, to control the defense of any such litigation, and the Company shall not settle any such Litigation or permit any derivative claim by shareholders without the prior written consent of Parent. Parent shall, at the Company’s written request, reimburse the Company for any out-of-pocket costs, expenses, fees or settlement amounts related to any such Litigation (including those incurred at the direction of the Special Transaction Review Committee). Parent shall promptly advise the Company orally and in writing of any Litigation brought by any equityholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.08        Public Announcements.   The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.

Section 6.09        Rollover Cooperation.   The Company and Parent shall each cooperate with each other party and the holders of Rollover Company Shares and Rollover Incentive Share and take such actions that are necessary to effect the transactions contemplated by the Rollover Agreements, including by taking such actions, with respect to the Company, in its capacity as the general partner of GAMC LP, a Bermuda exempted limited partnership (“GAMC”), as are necessary to effect such transactions and delivery of the portion of Aggregate Merger Consideration owed to the limited partners of GAMC and beneficial holders through the Voting Trust Agreement in a tax efficient manner.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01        Conditions to Each Party’s Obligation to Effect the Merger.   The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Company Shareholder Approval.   The Company Required Consent shall have been obtained.

(b)           No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been formally proposed (and not withdrawn), enacted, issued or enforced that prevents or prohibits, or if in effect, would prevent or prohibit, the consummation of the Merger.

(c)           Governmental Consents. All Approvals of Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement that are set forth in Section 4.05(b) of the Company Disclosure Letter and Section 5.03(b) of the Parent Disclosure Letter must have been obtained and must be in full force and effect and all waiting periods required by applicable Law with respect thereto must have expired or been terminated.

Section 7.02   Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.

(i)           The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(ii)          the representations and warranties of the Company contained in Article IV (other than the Company Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Material Adverse Effect”.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Certificate. Parent shall have received a certificate signed by an officer of the Company on its behalf with respect to the satisfaction of the conditions set forth in Section 7.02(a), and Section 7.02(b).

Section 7.03   Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.

(i)           The Parent Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(ii)           the representations and warranties of Parent and Merger Sub contained in Article V (other than the Parent Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect”.

(b)           Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)           Certificate. The Company shall have received a certificate signed by an officer of Parent on its behalf with respect to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01   Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned in accordance with Section 92(12) of the Bermuda Companies Act at any time prior to the Effective Time (notwithstanding if the Company Required Consent has been obtained):

(a)           by the mutual written consent of the Company and Parent;

(b)           by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use reasonable best efforts to remove such Order;

(c)           by Parent or the Company, if the Merger shall not have been consummated prior to September 30, 2024 (as such date may be extended pursuant to Section 9.09, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(d)           by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)           by the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02   Expense Allocation. Except as provided in Section 3.06(c), Section 6.07 and the proviso to this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that, if the Merger is not consummated and the Agreement is terminated by the Company pursuant to Section 8.01(e), Parent shall, upon the Company’s written request, promptly reimburse the Company and its Subsidiaries for any out-of-pocket costs and expenses payable to their respective Representatives (including those incurred at the direction of the Special Transaction Review Committee).

Section 8.03   Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for fraud; provided, that, in no event shall KKR, Parent or Merger Sub or any of their Affiliates collectively be liable pursuant to this Agreement for any monetary damages in excess of an aggregate amount equal to $337,500,000.

Section 8.04   Amendment. This Agreement may be amended by the parties in writing by action of, in the case of Parent and Merger Sub, their respective boards of managers, and, in the case of the Company, the Special Transaction Review Committee at any time prior to the filing of the Merger Application with the Registrar. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05   Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01   Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact Person) to the parties, or sent by email (providing proof of transmission) at the following addresses or facsimile numbers (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

KKR Magnolia Holdings LLC

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

South Church Street

Georgetown, Cayman Islands

and

KKR Magnolia Holdings LLC
30 Hudson Yards

New York, New York 10001

Tel:	212-750-8300
Email:	[****]
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Telephone:	713-821-5666
Email:	CMay@stblaw.com
Attention:	Christopher May, Esq.

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Telephone:	212-455-7841
Email:	jihyun.chung@stblaw.com
Attention:	Jihyun Chung, Esq.

if to the Company, to:

The Global Atlantic Financial Group LLC
30 Hudson Yards

New York, New York 10001

Telephone:	[****]
Email:	[****]
Attention:	Philip Sherrill

The Global Atlantic Financial Group LLC
30 Hudson Yards

New York, New York 10001

Telephone:	[****]
Email:	[****]
Attention:	Samuel Ramos

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001

Telephone:	212-909-6459
Email:	nfpotter@debevoise.com
Attention:	Nicholas F. Potter, Esq.

if to the Special Transaction Review Committee, to:

c/o The Global Atlantic Financial Group LLC
30 Hudson Yards
New York, New York 10001

Telephone:	[****]
Email:	[****]
Attention:	Chair of the Special Transaction Review Committee

with copies to (which shall not constitute notice):

Sidley Austin LLP
787 Seventh Avenue,
New York, New York 10019

Telephone:	212-839-8513
Email:	john.butler@sidley.com
Attention:	John H. Butler

Section 9.03   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04   Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Equity Commitment Letter (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) the Persons intended to benefit from the provisions of Section 6.05, each of whom shall have the right to enforce such provisions directly, (ii) the right of the Company on behalf of its security holders to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Stakeholders) and (iii) the right of the Company Stakeholders to receive the Aggregate Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred). The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06   Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction, except (a) to the extent that the authorization, effectiveness or effect of the Merger (including regarding the filing of the Merger Application with, and issue of the Certificate of Merger by, the Registrar) are required by statute or public policy to be governed by the Laws of Bermuda or (b) to the extent any provisions of this Agreement relate to the exercise of fiduciary duties, statutory duties, obligations and/or statutory provisions of a director or officer of Merger Sub and/or the Company, or to Parent as the sole equityholder of Merger Sub and the sole holder of Company Voting Shares, which arise under the Company Operating Agreement or the Laws of Bermuda, in which case, with respect to either clauses (a) or (b) of this sentence, the internal Laws of Bermuda shall govern and apply, but, solely in the case of clause (a) of this sentence, only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of Bermuda.

Section 9.07   Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter) or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware (“Delaware Courts”), and any appellate court from any decision thereof) in any Litigation arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Litigation shall be heard and determined in the Delaware Courts, except to the extent that any Litigation relating to the filing of the Merger Application with, and issue of the Certificate of Merger by, the Registrar are required by statute or applicable Law to be litigated under the courts of Bermuda, in which case, each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of Bermuda, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Litigation arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts or, if applicable, the courts of Bermuda, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Litigation in any such courts and (d) agrees that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 9.08   Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09   Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any Litigation for (or limit such party’s right to institute any Litigation for) specific performance under this Section 9.09 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party hereto brings any Litigation in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Litigation is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such Litigation on good cause shown, as the case may be.

Section 9.10   Exclusions from Representations and Warranties. Except as expressly set forth in Article IV, notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount in any financial statement, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard or (d) the collectability of any amounts under any reinsurance Contract taken into account in calculating reserves. Furthermore, each of Parent and Merger Sub acknowledges, understands and agrees that, without limiting Section 4.12, no fact, condition, development or issue relating to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

Section 9.11   Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12   Parent Undertaking. Parent hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries, when performance of the same shall be required in accordance with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE GLOBAL ATLANTIC FINANCIAL GROUP LLC

By:	/s/ Allan Levine
Name: Allan Levine
Title: Chief Executive Officer

KKR MAGNOLIA HOLDINGS LLC

By:	/s/ Robert Lewin
Name: Robert Lewin
Title: Manager

SWEETBAY MERGER SUB LLC

By:	/s/ Robert Lewin
Name: Robert Lewin
Title: Manager

[Signature Page to Agreement and Plan of Merger]